Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-202789

Final Term Sheet

4.05% Notes due 2018

4.05% Notes due 2018

Issuer:	Ford Motor Credit Company LLC

Ranking:	Senior Unsecured

Trade Date:	December 3, 2015

Settlement Date:	December 10, 2015 (T+5)

Stated Maturity:	December 10, 2018

Principal Amount:	A$500,000,000

Interest Rate:	4.05%

Benchmark:	3-Year Coupon Matched Semi-Quarterly Asset Swap

Spread to Benchmark:	+180 basis points

Yield to Maturity:	4.05%

Price to Public:	100.00% of principal amount plus accrued interest from the Settlement Date

Dealer’s Commission:	0.25%

Net Proceeds (Before Expenses) to Issuer:	A$498,750,000 (99.75%)

Day Count:	Actual/Actual

Business Days:	London, Sydney, New York City

Business Day Convention:	Following unadjusted

Listing:	Application will be made to list the Notes on the New York Stock Exchange

Minimum Denomination/Multiples:	A$2,000/ multiples of A$2,000 in excess thereof (minimum total consideration per investor for Notes when sold in Australia will be A$500,000 and A$200,000 when sold in the European Economic Area).

Settlement:	Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme

Governing Law:	New York

Documentation:	The notes are registered with the U.S. Securities and Exchange Commission, Registration Statement on Form S-3ASR (File No. 333-202789)

Interest Payment Dates:	Semi-annually on each December 10 and June 10, beginning June 10, 2016

Joint Book-Running Managers:	Australia and New Zealand Banking Group Limited Citigroup Global Markets Limited Deutsche Bank AG, London Branch

Co-Manager:	DBS Bank Ltd.

CUSIP/ISIN/Common Code:	345397XR9 / XS1331888609 / 133188860

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Australia and New Zealand Banking Group Limited at 1-212-801-9171, Citigroup Global Markets Limited at 1-800-831-9146, Deutsche Bank AG, London Branch at 1-800-503-4611 and DBS Bank Ltd. at +65-6878-8888.